ENVIRONMENT COMPLIANCE AGREEMENT

               THIS ENVIRONMENT COMPLIANCE AGREEMENT, made as of this 25th day of March, 1996, by and between NPC INTERNATIONAL, INC., a Kansas corporation ("Seller"); SKIPPER'S INC., a Washington corporation ("SKIPPER'S"); and SEATTLE CRAB CO., a Washington corporation ("Buyer").

               This Agreement is made and delivered in order to effect and document the representations and warranties by Seller and SKIPPER'S pursuant to Section 3 of the Acquisition Agreement dated as of March 24, 1996 by and among Seller, SKIPPER'S and
          Buyer, (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, Buyer became the sole shareholder of SKIPPER'S (the "Acquisition"). Any term not otherwise defined herein shall have the meaning provided for in the Acquisition Agreement.

                                      Agreement

                    Representations and Warranties of Seller and SKIPPER'S. SKIPPER'S and Seller represent and warrant to Buyer that the statements contained in this Agreement are true, correct and complete as of the Effective Date and will be true, correct and complete as though made on and through the Closing Date. Other than as disclosed to Buyer with reference to grease trap contingent liability in certain jurisdictions, neither the Seller nor SKIPPER'S has received any notice of any claim, proceeding or investigation under federal, state or local law relating to air, soil, subsurface and water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material (as defined below). To the best knowledge of Seller, SKIPPER'S has not ever owned, leased or operated or otherwise controlled any real property with respect to which a claim or proceeding is presently pending or threatened. There is no condition caused by SKIPPER'S or to the best knowledge of the Seller and SKIPPER'S which would give rise to any such claim or proceeding under federal, state or local law relating to air, soil, subsurface, water pollution, soil monitoring and the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material other than as disclosed to Buyer with reference to grease trap contingent liability in certain jurisdictions. For the purposes of this Agreement, Hazardous Material shall mean any flammables, asbestos, explosives, radioactive material, hazardous wastes, toxic substances or related material, including without limitation of any substances defined or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances" under any applicable federal, state, or local law, rules, regulations or orders or



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          which federal, state or local laws, rules, regulations or  orders designate as potentially dangerous to public health and/or safety when present in the environment.

                    Indemnification. In the manner provided for in Section 8 of the Acquisition Agreement, Buyer and Seller agree to assume responsibility for and indemnify each other as follows:

               A. Buyer and SKIPPER'S shall be responsible for all owned real estate of SKIPPER'S that was either owned or under lease by SKIPPER'S on or prior to January 1, 1989 and grease trap liabilities with respect to all properties.

               B. Seller shall be responsible for all owned real estate of SKIPPER'S that was acquired or on which a lease was entered into by SKIPPER'S between January 1, 1989 and the Effective Date. Seller shall also indemnify Buyer and with regard to the representations and warranties of Seller and SKIPPERS'S set forth in Section 1 hereof.

                    Additional Instruments. The parties shall execute or obtain at the requesting party's sole expense any additional documents or instruments reasonably necessary or prudent to effect the intention of this Agreement. The parties shall execute or obtain any additional documents or instruments reasonably necessary or prudent to effect the intention of this Agreement.

                    Attorneys' Fees. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

                    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Washington without giving effect to conflicts of law principles.

                    Assignment. This Agreement may not be assigned by any party, other than to an Affiliate, without the prior written consent of the other parties hereto, and any such assignment shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns; provided, however, that no assignment of








          this Agreement shall relieve the parties of their respective indemnification obligations hereunder.

                    Entire Agreement.  This Agreement  embodies the entire
          understanding of the parties and other than the agreements and other documents executed and delivered upon the execution date of the Acquisition Agreement and upon the Closing of the Acquisition, there are no further or other agreements or understandings written or verbal, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced herein.

                    Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance or interpretation hereof, shall be resolved by arbitration in Seattle, Washington in accordance with the Rules of the American Arbitration Association then existing, and judgment of the arbitration award may be entered in any court having competent jurisdiction over the subject matter. The prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it or he is entitled.

                    Rights Cumulative. Except as provided for in Sections 8.B.3 and 8.C.3 and 9.B of the Acquisition Agreement, no right granted to the parties under this Agreement for default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

                    Time of the Essence. Time is of the essence for each provision of the Agreement in which time is an element.

                    General Provisions.

                    A. Modification; Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any single waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.









                    B. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    C. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                    D. Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered in Person,
          (ii) sent by fax, provided that a copy is mailed First Class Mail, or (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addressee or fax numbers set forth below (or to such other address or fax number as a party may designate as to itself or himself by notice to the other party):
































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                         (1)  If to SKIPPER'S or Seller:

                              Paul Baird
                              SKIPPER'S, Inc.
                              1500 114th Avenue S.E., Suite 150
                              Bellevue, Wash. 98004
                              Telephone Number: (206) 450-2233
                              Fax Number: (206) 462-7121

          with a copy to:
                              James L. Vandeberg, Esq.
                              Graham & Dunn
                              1420 Fifth Ave. 33rd Floor
                              Seattle, Wash. 98101
                              Telephone Number: (206) 340-9615
                              Fax Number: (206) 340-9599

                         (2)  If to the Seller:

                              Troy D. Cook
                              Vice President Finance
                              NPC International, Inc.
                              720 West 20th Street
                              Pittsburg, Kansas 66762
                              Telephone Number: (316) 231-3390
                              Fax Number: (316) 231-0288

          with a copy to:
                              David G. Short, Esq.
                              NPC International, Inc.
                              9304 Forest Lane, Suite 200
                              Dallas, TX 75243
                              Telephone Number: (214) 343-7886
                              Fax Number: (214) 343-2680

               IN WITNESS WHEREOF, the undersigned have affixed their respective signatures.

                              NPC INTERNATIONAL, INC.

                                  By ____________________________
                                               President
                              SKIPPER'S INC.

                                  By ____________________________
                                              , President

                              SEATTLE CRAB CO.

                                  By ____________________________
                                              , Chairman




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